Exhibit 10.1

AMENDMENT #8 TO
CARL W. GERST, JR. EMPLOYMENT AGREEMENT

This sets forth Amendment #8 to the Employment Agreement entered into between Anaren, Inc. (“Employer”) and Carl W. Gerst, Jr. (“Mr. Gerst”) dated February 14, 2004.

RECITALS

1.           The original term of the Employment Agreement was scheduled to expire as of June 30, 2007.

2.           Pursuant to Amendments #1, #2, #4, #5, #6 and #7 to the Employment Agreement, the term of the Employment Agreement was extended and now expires on June 30, 2013, subject to the termination provisions provided in the Employment Agreement.

3.           Amendment #3 to the Employment Agreement dated December 30, 2008 incorporated changes to the Employment Agreement to reflect the application of Internal Revenue Code Section 409A to certain provisions of the Employment Agreement.  Amendment #3 also provided for the payment (in 2009) of all cash severance benefits payable to Mr. Gerst, such that Mr. Gerst was not thereafter (and is not now) eligible for any cash severance benefits under the Employment Agreement (under any circumstances).

4.           The parties desire to continue Mr. Gerst’s employment with the Company on the same terms and conditions currently applicable, including paying Mr. Gerst a Base Salary of $187,500 in consideration of a reduced work schedule of approximately 30 hours per week.

5.           The Compensation Committee of Anaren’s Board of Directors recommended, and the Board unanimously approved at its May 15, 2013 regular meeting that the Company amend Mr. Gerst’s Employment Agreement to provide for his continued employment through and including June 30, 2014, and to make other changes as specified below.

TERMS

In consideration of the mutual covenants and representations contained herein, and other valuable and good consideration, receipt of which is acknowledged, the parties agree as follows:

1.           Paragraph 1(a) of the Employment Agreement is hereby amended so that the Employment Agreement continues, as most recently changed by Amendment #7, through and including June 30, 2014, subject to the termination provisions provided in the Employment Agreement.

2.           Paragraph 6(a) of the Employment Agreement is hereby amended to delete the words “Employee or” so that the Change of Control benefits provided in subparagraphs 6(a) (ii) and (iii) are triggered only by a qualifying termination of Mr. Gerst’s employment by the successor Employer.  (Regardless of the reason for termination, Mr. Gerst is not eligible for the cash severance benefit described in subparagraph 6(a)(i).)

3.           Paragraph 16 of the Employment Agreement is amended by adding a new subparagraph 16(d) at the end of Paragraph 16.  New subparagraph 16(d) provides in its entirety as follows:

(d)           Paragraph 6 and Paragraph 8 of this Agreement shall survive the expiration of the Period of Employment and any other expiration or termination of this Agreement.

All other terms of the 2004 Employment Agreement, as modified by Amendments #3 and #4, #6, #7 and by this Amendment #8, will remain in full force and effect.

ANAREN, INC.

/s/ Lawrence A. Sala	/s/ Carl W. Gerst
Lawrence A. Sala	Carl W. Gerst, Jr.
President and CEO

Dated: May 15, 2013	Dated: May 15, 2013